CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 27, 2018 on the financial statements and financial highlights of Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, and Fuller & Thaler Behavioral Mid-Cap Value Fund, each a series of the Capitol Series Trust, included in the Annual Report to Shareholders for the fiscal year ended September 30, 2018, in Post-Effective Amendment No. 61 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-191495), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

December 19, 2018